UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2017

X RAIL ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-218746 (Commission File Number)	88-0203182 (I.R.S. Employer Identification No.)

9480 S. Eastern Ave. Las Vegas, NV 89123 (Address of principal executive offices) (zip code)

702 583 6715 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Principal Officers; Appointment of Principal Officers

On October 15, 2017, Mr. Wayne Bailey resigned from his position as Chief Financial Officer of X Rail Entertainment, Inc. (the "Company").  Mr. Bailey's resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices. Mr. Bailey was not a member of any committees.

On October 15, 2017, the Board of the Company ratified the appointment of Ms. Wanda Witoslawski as Chief Financial Officer of the Company to replace Mr. Wayne Bailey.

On October 15, 2017, Ms. Dianne David was appointed as the Vice President of Sales for X Rail Entertainment, Inc. In this role, she is responsible for ticket sales for both the Company's X Wine Railroad and X Train LA to Vegas. She is the Project Director for the X Wine Railroad, currently in operation between LA and Santa Barbara.

Ms. Witoslawski is also the Company's Controller and a shareholder of the Company.  Ms. Witoslawski has served in progressively responsible financial positions for public companies over the past twelve years. She served as Controller for Ocean West Enterprises until its acquisition by Shearson Home Loans in 2005 where she managed the accounting function for a staff of 1,350 employees and $200mm credit facility. Upon Shearson's exit from mortgage banking in 2007, she joined the principals Mr. Barron and Mr. Cosio-Barron as Controller at Liberty Capital Asset Management, an investor in acquiring defaulted mortgage pools, managing public accounting documents for SEC filings and the financial supervision over the liquidation of over 4,000 mortgage loans the company had acquired.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 19, 2017	X Rail Entertainment, Inc.

By: /s/Michael Barron
Michael Barron
Chief Executive Officer